Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
March 7, 2016	Abu Dhabi Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
Energy Transfer Corp LP 8111 Westchester Drive Dallas, Texas 75225

Re:	Registration Statement No. 333-208187; Issuance of common shares representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Corp LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 1,163,599,197.21 common shares representing limited partner interests in the Partnership (the “Shares”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 28, 2015 (as may be amended from time to time, the “Merger Agreement”), by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), the Partnership, Energy Transfer Corp GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“ETC GP”), LE GP, LLC, a Delaware limited liability company and the general partner of ETE, Energy Transfer Equity GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, and The Williams Companies, Inc., a Delaware corporation. The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 24, 2015 (Registration No. 333–208187) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of ETC GP and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

March 7, 2016

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued and, under the Delaware LP Act, the recipients of the Shares will have no obligation to make further payments for the Shares or contributions to the Partnership solely by reason of their ownership of the Shares or their status as limited partners of the Partnership, and such recipients will have no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP